Exhibit 5.1

MCMURDO LAW GROUP, LLC Matthew C. McMurdo | 917 318 2865 | matt@nannaronelaw.com	1185 Avenue of the Americas 3rd Floor New York, NY 10036

August 16, 2021

Internet Sciences Inc.

275 Madison Ave, 6th Floor

New York, NY 10036

Re: Registration Statement on Form S-1/A

Ladies and Gentlemen:

I am counsel for Internet Sciences Inc., a Delaware corporation (the “Company”), in connection with the proposed public offering by certain selling shareholders (the “Selling Shareholders”) of up to (i) 1,387,000 shares of the Class A common stock, $0.001 par value per share (“Class A Common Stock”), and (ii) 1,800,000 shares of Class B common stock (“Class B Common Stock, and together with the Class A Common Stock, the “Common Stock”), of the Company under the Securities Act of 1933, as amended, through a Registration Statement on Form S-1/A (the “Registration Statement”) as to which this opinion is a part, to be filed with the Securities and Exchange Commission on or about August 16, 2021.

In connection with rendering my opinion as set forth below, I have reviewed and examined originals or copies identified to my satisfaction of the following:

(1) Articles of Incorporation, of the Company as filed with the Secretary of State of Delaware;

(2) By-laws of the Company;

(3) Corporate minutes containing the written resolutions of the Board of Directors of the Company;

(4) The Registration Statement and the prospectus contained within the Registration Statement; and

(5) The other exhibits of the Registration Statement.

I have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as I have deemed necessary or appropriate under the circumstances.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as certified, conformed, facsimile, electronic or photostatic copies. I have relied upon the statements contained in the Registration Statement and certificates of officers of the Company, and I have made no independent investigation with regard thereto.

Based upon the foregoing and in reliance thereon, it is my opinion that the aggregate 3,187,000 shares of Common Stock being offered by the Selling Shareholders under the Registration Statement, are legally issued, fully paid and non-assessable pursuant to the laws of the State of Nevada and the laws of the United States of America.

I hereby consent to this opinion being included as an exhibit to the Registration Statement and to the use of my name under the caption “EXPERTS” in the prospectus constituting a part thereof.

MCMURDO LAW GROUP, LLC

/s/ Matthew McMurdo, Esq.
Matthew McMurdo, Esq.